Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
EDWARD J. FANEUIL

This Agreement (the “Agreement”) is entered into effective December 31, 2009 between Global GP LLC, on behalf of Global Partners LP (the “Company”), and Edward J. Faneuil (the “Executive”) for the purpose of establishing a Supplemental Executive Retirement Plan providing the Executive with supplemental retirement benefits.

WHEREAS, the Executive presently serves as Executive Vice-President and General Counsel of the Company; and

WHEREAS, the Executive is a participant in the Global Partners LP Pension Plan (the “Plan”), but is not eligible to receive under the Plan an increase in pension benefits that will be provided to certain similarly situated participants in the Plan based on the lump sum value of their accrued benefits under the Plan as of December 31, 2009, in connection with the freezing of benefits under the Plan; and

WHEREAS, in consideration of past and future services performed by the Executive, and in recognition of the Executive’s inability to receive an increase in pension benefits in connection with the freezing of benefits under the Plan, the Company wishes to provide the Executive with a supplemental retirement benefit, payable in the amounts and on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises made herein, the Executive and the Company hereby agree as follows:

1.                                               Supplemental Retirement Benefit.  The Company agrees to pay to the Executive a supplemental retirement benefit (the “SERP Benefit”) on the following terms and conditions.

(a)                                  Amount.  The amount of the SERP Benefit, expressed as a single lump sum payment, shall be One Hundred Fifty-Nine Thousand Three Hundred Fifty-Five Dollars ($159,355.00).

(b)                                 Vesting.  The Executive shall acquire a fully vested and nonforfeitable interest in the SERP Benefit only to the extent the Executive is continuously employed with the Company from December 31, 2009 through the vesting dates set forth below:

Vesting Date	Portion Vested

December 31, 2010	20%
December 31, 2011	40%
December 31, 2012	60%
December 31, 2013	80%
December 31, 2014	100%

Notwithstanding the foregoing, the Executive shall also acquire a vested and nonforfeitable interest in the full amount of the SERP Benefit if the Executive dies or becomes Disabled after December 31, 2009 while employed with the Company, or on the effective date of a Change in Control of the Company if the Executive is then employed with the Company, or on the effective date of any amendment to the Plan causing all accrued benefits under the Plan to become fully vested and nonforfeitable.

(c)                                  Time and Form of Payment.  Except as otherwise provided in Sections 1(d) and 1(e) below, or pursuant to a change in payment election made under Section 1(f) below, the Company shall pay to the Executive the amount of the vested SERP Benefit at the time and in the form elected by the Executive not later than December 31, 2009 on Exhibit A, which is hereby incorporated into this Agreement.  If the Executive elects a form of payment other than a lump sum, the vested SERP Benefit will be converted to such other form at the time elected for commencement of payments using the actuarial assumptions in effect at that time under the Plan.  The Company shall withhold from such payment or payments such amounts as it determines to be required under applicable law.

(d)                                 Death Benefit.  If the Executive dies prior to having commenced or received payment of the vested SERP Benefit, the Company shall pay to his Beneficiary (as defined in Section 2 below) within sixty (60) days following the Executive’s date of death a single lump-sum payment in an amount equal to the vested SERP Benefit.

(e)                                  Disability.  If the Executive becomes Disabled prior to having commenced or received payment of the vested SERP Benefit, the Company shall pay to the Executive within sixty (60) days following the date the Executive becomes Disabled a single lump-sum payment in an amount equal to the vested SERP Benefit.

(f)                                    Change of Control.  If there is a Change in Control (as defined in Section 2 below) prior to the Executive having commenced or received payment of the vested SERP Benefit, the Company shall (subject to Section 1(g) below) pay to the Executive within sixty (60) days following the effective date of the Change in Control a single lump-sum payment in an amount equal to the vested SERP Benefit.

(g)                                 Change in Payment Election.  The Executive may change his election as to time and form of payment by written notice to the Company, provided that (i) such change in election is made irrevocably not later than twelve (12) months in advance of the payment date originally elected and does not take effect until at least twelve (12) months after such change in election is made, and (ii) designates a new payment date that is not earlier than five (5) years after the payment date originally elected.  A change in payment election made under this Section 1(g) will not affect the time of any payment to be made under Section 1(d) or 1(e) following the Executive’s death or Disability, but will result in delaying any payment that would otherwise be made as provided in Section 1(f) following a Change in Control until the new payment date elected under this Section 1(g).

2.                                       Definitions. For purposes of this Agreement, the following definitions apply:

(a)                                  “Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control shall be determined by a majority of voting power only.

(b)                                 “Beneficiary” means the Person or Persons designated by the Executive in writing to receive the payment of the vested SERP Benefit in the event of the Executive’s death. The form of Beneficiary designation is attached to this Agreement as Exhibit B.  Any Beneficiary designation shall be effective only upon actual receipt by the Company of such form. If no specific Beneficiary has been designated or all designated Beneficiaries predecease the Executive, the Beneficiary shall be the Executive’s estate.

(c)                                  A “Change in Control” shall occur on the date that any one Person or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the equity interests of the Company that, together with the equity interests of the Company already held by such Person or group, constitutes more than 50% of the total voting power of the equity interests of the Company; provided, however, if any one Person or group is considered to own more than 50% of the total voting power of the equity interests in the Company, the acquisition of additional equity interests by the same Person or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted to comply with Section 409A, to the extent applicable; provided, however, an interpretation in compliance with Section 409A shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended, and related interpretive guidance, regulations and rulings.

(e)                                  “Disabled” and “Disability” mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Executive is, by reason of such an impairment, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(f)                                    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company.

(g)                                 “Section 409A” means Section 409A of the Code and the provisions of Treasury Regulation section 1.409A and any successor statute or regulation and all related interpretive guidance.

3.                                       Amendment and Termination.  This Agreement may be amended or terminated only with the mutual written consent of the Company and the Executive.  In the event of any amendments involving further deferrals of the SERP Benefit, each payment called for hereunder shall be treated, to the extent permissible under the Code, as a separate payment for purposes of Section 409A.

4.                                       Section 409A; No Guarantee of any Tax Consequences.  The parties hereto intend that this Agreement comply with the requirements of Section 409A and this Agreement shall be interpreted to comply with Section 409A.  If any provision herein results in the imposition of an additional tax under Section 409A, the Executive and the Company agree that such provision will be reformed, to the extent possible, to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A. Notwithstanding the foregoing, the Company makes no guarantee of any tax consequences under any section of the Code or state tax laws, including, without limitation, Section 409A.

5.                                       Delay in Payments.  Notwithstanding any other provision with respect to the timing of payments hereunder, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A) of the Company, then only to the extent necessary to comply with the requirements of Section 409A, any payments to which the Executive may become entitled hereunder as a result of the Executive’s “separation from service” as defined under Section 409A will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive under the terms of Section 1 above. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 1 above

6.                                       Unsecured Promise to Pay.  This Plan constitutes an unfunded and non-qualified deferred compensation arrangement between the Company and the Executive. Neither the Executive nor any other person shall have any interest in any specific asset or assets of the Company by reason of any obligations hereunder nor any rights to payment of the SERP Benefit except as expressly provided hereunder. The rights of the Executive and any designated beneficiary are unsecured and shall not have priority over the rights of the Company’s general creditors.

7.                                       Incapacity.  If the Company shall receive evidence satisfactory to it that Executive or any Beneficiary entitled to receive any benefit under this Agreement, at the time when such benefit becomes payable, is a minor or is physically or mentally incompetent to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of the Executive or Beneficiary shall have been duly appointed, the Company may make payment(s) of benefits otherwise payable to the Executive or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit. Notwithstanding the foregoing, if there is a reasonable question as to who is the rightful recipient of any payments under this Agreement, the Company may file an action in a court of competent jurisdiction to resolve such question.

8.                                       Spendthrift Provision.  The SERP Benefit shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee.

9.                                       Plan Administration.  This Agreement is intended to be a plan of deferred compensation for a select group of management or highly compensated employees described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted and administered accordingly.  The terms of the Agreement shall be administered by the Board of Directors of Global GP LLC, or any successor group of such Board of Directors (the “Board”). The Board shall have discretionary power and authority to administer and interpret the Plan and make claims determinations consistent with the terms of the Plan.  Determinations by the Board shall be final and binding on all parties with respect to all matters relating to the Plan.  The Board may delegate any of its responsibilities under the Plan provided that such delegation does not result in any violation of the Plan or any applicable law, rule, regulation or order.

10.                                 Claims.  Any person (a “Claimant”) claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Plan’s Committee, consisting of one or more individuals designated by the Board from time to time (the “Committee”).  The Committee may, in its discretion and at any stage of the claims process, hold one or more hearings.  The Claimant may, at the Claimant’s own expense, have an attorney or other representative act on the Claimant’s behalf, provided that a written authorization is presented to the Committee.

(a)                                  Timing of Initial Decision.  Within 90 days after the Claimant delivers the claim, the Claimant will receive either: (i) a decision; or (ii) a notice for extension describing special circumstances requiring additional time to process the claim (up to 180 days from the day the Claimant delivered the claim).  Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision.

(b)                                 Content of Initial Decision.  If the Claimant’s claim is denied in whole or in part, the Claimant will receive a written notice specifying: (i) the reasons for the denial; (ii) the Plan provisions on which the denial is based; (iii) any additional information needed from the Claimant in connection with the claim and the reason such information is needed; and (iv) an explanation of the claims review procedure and the applicable time limits, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.  The time limits for making a decision on the Claimant’s claim will be frozen until any necessary additional information is received by the Committee.

(c)                                  Appeal.  To appeal a benefit claim decision, the Claimant must deliver the Claimant’s written request for review to the Committee within 60 days of the date the Claimant received the initial claim denial. The Claimant’s written request for review may (but is not required to) include issues, comments, documents, and other records the Claimant wants considered in the review.  All the information the Claimant submits will be taken into account on appeal, even if it was not reviewed as part of the initial decision.  The Claimant may ask to examine or receive free copies of all pertinent Plan documents, records, and other information relevant to the Claimant’s claim by asking the Committee.

(d)                                 Timing of Decision Upon Appeal.  Within 60 days after the Claimant delivers the request for review, the Claimant will receive either: (A) a decision; or (B) a notice for extension describing special circumstances requiring additional time to process the Claimant’s claim (up to 120 days from the day the Claimant delivered the request for review).  Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision on appeal.

(e)                                  Content of Decision Upon Appeal.  The decision on the Claimant’s appeal will be in writing and will specify:  (A) the reasons for the decision; (B) the Plan provisions on which the decision is based; (C) any documents, records or other information relevant to the Claimant’s claim and a statement that such documents, records and/or other relevant information is available free of charge upon request; and (D) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

11.                                 Notices.  For purposes of this Plan, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, addressed to the Executive at the home address set forth in the Company’s records, and to the Company at its principal place of business (attention: President) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.                                 Successors and Assigns.  This Agreement shall be applicable to, and shall inure to the benefit of, the Company and its successors and assigns and to the Executive and his heirs, executors, administrators and personal representatives.

13.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles, to the extent not preempted by U.S. federal law.

14.                                 Consent to Jurisdiction.  In the event of any alleged breach of this Agreement which the parties are unable to settle by mutual consultation, the Company and the Executive hereby consent and submit to arbitration. Such arbitration shall take place in Boston, Massachusetts, unless the parties otherwise mutually agree in writing, in accordance with the employment rules of the American Arbitration Association and under the laws of the Commonwealth of Massachusetts. Unless otherwise required by law, the parties hereby agree to proceed before one impartial arbitrator selected by mutual agreement of the parties. Any demand for arbitration hereunder shall be filed within a reasonable time after the controversy or claim has arisen, but in no event later than the date when the institution of legal or equitable proceedings based on the claim would be barred by the statute of limitations under applicable law. This arbitration provision may be specifically enforced in any court of competent jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in the federal and state courts in and of the Commonwealth of Massachusetts.

15.                                 Waiver of Breach.  The waiver by the Company or the Executive of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach.

16.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

17.                                 Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement this 31st day of December, 2009.

/s/ Edward J. Faneuil
Edward J. Faneuil

GLOBAL PARTNERS LP,
by GLOBAL GP LLC, its General Partner

By:	/s/ Thomas J. Hollister
Name: Thomas J. Hollister
Title:	Chief Operating Officer and
Chief Financial Officer